Exhibit 99.1

INTERNATIONAL RECTIFIER REPORTS

FISCAL THIRD QUARTER RESULTS

Proprietary Products Drive All-Time Record in Orders

Up 68 Percent Year-Over-Year

EL SEGUNDO, Calif., April 29, 2004 – International Rectifier today reported pro forma earnings of $29.8 million (or $0.43 per share) in the March quarter compared to $24.6 million (or $0.36 per share) in the December quarter, and $12.1 million (or $0.19 per share) in the prior-year quarter.

The pro forma March quarter earnings excluded a $5.9 million net pretax gain from a settlement with Hitachi/Renesas and a $9.9 million pretax charge for ongoing severance and restructuring activities.  The pro forma December quarter earnings excluded $10.1 million in restructuring-related pretax charges.  The prior-year March quarter pro forma earnings excluded $6.4 million in restructuring-related pretax charges.

On a GAAP basis, net income was $26.7 million (or $0.39 per share) in the March quarter versus $16.9 million (or $0.25 per share) in the December quarter and $7.5 million (or $0.11 per share) in the prior-year quarter.

Revenues were $275.4 million in the March quarter, up 9 percent from $252.3 million in the December quarter, and up 28 percent from $214.4 million in the prior-year quarter.  Orders rose 10 percent from the December quarter and 40 percent from the prior-year quarter, led by proprietary product orders, up 13 percent from the prior quarter and 68 percent from the prior-year quarter.

Chief Executive Officer Alex Lidow stated, “We’re seeing continuing signs of a broadening, long-term recovery.  This quarter, our analog IC designs achieved milestone wins in next generation, high-end server applications which will move us into the number one market share position by the end of this calendar year.  Design wins for our high voltage ICs targeting the appliance market grew 44 percent in the March quarter and 80 percent year on year, further solidifying our lead market share position in fast growing, energy efficient appliances.  Overall company orders were strong in every region, compared to the December quarter, led by 17 percent growth in Europe, 10 percent in North America, and 8 percent in Asia Pacific.  China's growth was exceptional, with orders up 91 percent year on year, and revenue up 75 percent in the same period.”

Distributor shipments of IR products to their customers hit a record level in the March quarter, up 17 percent over December and 28 percent from the prior-year quarter.  IR shipments to distributors increased 10 percent from the December quarter and represented 30 percent of revenues.  Pricing was firm in the March quarter, and edged up on certain component products that are constrained in the marketplace.

Royalties in the March quarter were $10.8 million, up slightly from the December quarter. Cash from operations was $37 million for the quarter and $83 million for the first nine months of the fiscal year.  The Company’s cash and cash investments totaled $788 million at the end of the March quarter.

March quarter gross margin expanded 200 basis points from the December quarter to 39.6 percent.  Gross margin on incremental sales exceeded expectations at 62 percent, primarily resulting from a richer mix of proprietary products and excellent performance from operations in achieving more cost savings than expected.

IR secured over $130 million in design wins in the March quarter, with IR’s high performance analog ICs increasing more than 70 percent over the prior year to new record levels.  During the March quarter, the take-up of IR’s proprietary products continued to accelerate in target markets:

•                  For information technology applications, IR’s ICs and advanced circuit devices including XPhase™, DirectFET™, DCBus™ and iPOWIR™ won leading positions at the top three communications networking companies and six of the top PC and server companies.  IR won eleven new notebook designs for Intel Prescott Mobile and Centrino/Pentium M, including the latest Banius and Dothan designs.  In desktops, IR won three new designs in Prescott-based Grantsdale and Springdale platforms, and eight new designs in Intel’s next-generation server platform, Nocona/Lindenhurst.  Across each of these new platforms, IR’s value and unit content is significantly higher than in previous generations.  IR’s high performance XPhase analog IC recently won EDN Magazine’s “Innovation of the Year” award in the power IC category.

•                  In consumer electronics, Sony, Samsung and NEC Plasma Displays chose high performance proprietary analog ICs and advanced circuit devices from IR to power their digital plasma display panels and LCD and DLP television technologies.   Pioneer, Kenwood and Harman Kardon chose IR for new Class D audio amplifiers.

•                  IR analog ICs continued to ramp in next-generation appliances like Maytag Neptune and Whirlpool Calypso as well as appliances from General Electric, Sanyo and Electrolux.

•     IR was selected for upcoming Bosch, Delphi and Siemens programs and for Ford, BMW, Volkswagen, Audi, Peugeot, General Motors and Daimler Chrysler vehicles for smart alternators, engine cooling systems, electric fan control, and direct fuel injection systems.  IR began to ramp its first integrated starter alternator program for a leading North American hybrid vehicle.

Outlook

Lidow noted, “Our backlog is the highest in the Company’s history and we have more than 90 percent coverage of our target revenue for the June quarter.  Our high performance analog IC business is booming as reflected in orders quarter to date, up 36 percent in the IT space from the prior period.

“For the June quarter, IR expects revenues to grow about 5 to 7 percent over the March quarter and reach an all-time record.  Excluding the previously announced carve out of a $100 million in annualized revenues from low margin commodity business, IR’s equivalent sales growth would be 10 to 12 percent.  We expect our overall gross margins to improve by 150 basis points or more, approaching record levels in the June quarter.

“The combination of leading-edge design wins, robust growth in key target markets, and the setting of industry standards in high performance analog ICs is fueling IR’s outstanding prospects over the next several quarters.”

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses pro forma or non-GAAP results of operations that exclude costs related to restructuring activities and one-time income/loss items. IR discloses both pro forma and actual results of operations in order to allow the users of its financial statements to assess the Company’s operating results with and without charges associated with the Company’s ongoing restructuring initiatives previously announced in December 2002, and with and without the $5.9 million one-time net pretax gain from the settlement with Hitachi/Renesas.  In connection with the restructuring activities, among other things, the Company is de-emphasizing its commodity business and accelerating the move to its proprietary products.  The Company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately calendar year-end 2004.

The following reconciles reported net income and earnings per share to pro forma net income and earnings per share for the fiscal quarters ended March 31, 2004, December 31, 2003 and March 31, 2003:

	March 31, 2004	December 31, 2003	March 31, 2003
Reported net income (loss)	$26,745	$16,888	$7,451
Costs from restructuring activities (net of tax benefit)	7,509	7,668	4,664
Other income, net of expenses, from Hitachi settlement (net of tax benefit)	(4,448)	—	—
Pro forma net income	$29,806	$24,556	$12,115

Reported net income (loss) per common share, basic	$0.41	$0.26	$0.12
Costs from restructuring activities (net of tax benefit)	.11	.12	.07
Other income, net of expenses, from Hitachi settlement (net of tax benefit)	(.07)	—	—
Pro forma net income per common share, basic	$0.45	$0.38	$0.19

Reported net income (loss) per common share, diluted	$0.39	$0.25	$0.11
Costs from restructuring activities (net of tax benefit)	.11	.12	.07
Other income, net of expenses, from Hitachi settlement (net of tax benefit)	(.07)	—	—
Effect of dilutive securities and rounding	—	(.01)	.01
Pro forma net income per common share, diluted	$0.43	$0.36	$0.19

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include greater than expected costs of implementing company restructuring plans; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the failure of market demand to materialize as anticipated; the effectiveness of cost controls and cost reductions; pricing pressures; unexpected costs associated with cost-reduction efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment (including, without limitation, those associated with the company’s restructuring initiatives); product claims, litigation, investigations, returns and recalls, and the cost of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; delays in transferring and ramping production lines or completing customer qualifications (including, without limitation, those associated with the company’s restructuring initiatives); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry and competitive conditions; economic conditions in the company’s markets around the world and the timing of changes in market conditions; the company’s mix of product shipments;

the success of working capital management programs; failure of suppliers and subcontractors to meet their delivery commitments; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods; the impact of changes in laws and regulations, including tax, trade and export regulations and policies; the initiation of or actual results of any outstanding patent and other litigation, whether asserted by or against us; impacts on our royalties from patent licensee redesign, a decline in sales by licensees, or change in product mix to non-infringing devices; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Form 10-K and 10-Q.  Additionally, to the foregoing factors should be added the financial and other ramifications of terrorist actions.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 415-904-7315 or by logging onto the Internet at http://www.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Thursday, April 29 until midnight Eastern time (9:00 p.m. Pacific time) on Tuesday, May 4.  To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21192026, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

XPhase, DCBus, DirectFET, and iPOWIR are trademarks of International Rectifier.

Centrino, Pentium are trademarks of Intel Corporation.

International Rectifier Corporation and Subsidiaries

Unaudited Consolidated Statement of Operations

(In thousands except per share amounts)

	Three Months Ended March 31		Nine Months Ended March 31
	2004	2003	2004	2003

Revenues	$275,411	$214,377	$761,854	$636,074
Cost of sales	166,236	142,506	473,653	427,830
Gross profit	109,175	71,871	288,201	208,244

Selling and administrative expense	43,005	35,491	117,717	105,246
Research and development expense	24,221	19,578	67,274	57,671
Amortization of acquisition-related intangibles	1,421	1,342	4,218	3,996
Impairment of assets, restructuring and severance	9,907	6,389	24,026	184,043
Other (income) expense, net	(6,174)	(33)	(5,647)	(192)
Interest (income) expense, net	1,512	(448)	1,095	86
Income (loss) before income taxes	35,283	9,552	79,518	(142,606)

Provision for (benefit from) income taxes	8,538	2,101	19,155	(39,730)
Net income (loss)	$26,745	$7,451	$60,363	$(102,876)

Net income (loss) per common share
Basic	$0.41	$0.12	$0.93	$(1.61)
Diluted	$0.39	$0.11	$0.89	$(1.61)

Average common shares outstanding - basic	65,826	64,054	65,166	63,916
Average common shares and potentially dilutive securities outstanding - diluted	69,132	64,850	68,184	63,916

International Rectifier Corporation and Subsidiaries

Condensed Consolidated Balance Sheet

(In thousands)

	(Unaudited) March 31 2004	June 30 2003
Assets

Current assets:
Cash, cash equivalents and cash investments	$557,257	$492,472
Trade accounts receivable	150,885	138,097
Inventories, net	163,382	173,577
Deferred income taxes	21,975	32,211
Prepaid expenses and other receivables	42,233	38,482

Total current assets	935,732	874,839

Long-term cash investments	231,242	229,020

Property, plant and equipment, net	375,735	346,557

Other assets	391,293	371,436

Total assets	$1,934,002	$1,821,852

Liabilities and Stockholders’ Equity

Current liabilities:
Bank loans	$20,482	$17,121
Long-term debt, due within one year	274	1,183
Accounts payable	65,281	86,911
Accrued salaries, wages and commissions	27,803	28,951
Other accrued expenses	49,227	77,567

Total current liabilities	163,067	211,733

Long-term debt, less current maturities	569,086	579,379
Other long-term liabilities	22,447	14,208
Deferred income taxes	18,788	4,293

Stockholders’ equity:
Common stock	66,026	64,186
Capital contributed in excess of par value of shares	750,140	699,446
Retained earnings	268,278	207,915
Accumulated other comprehensive income	76,170	40,692
Total stockholders’ equity	1,160,614	1,012,239

Total liabilities and stockholders’ equity	$1,934,002	$1,821,852